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Exhibit 10.12

CONTINUING GUARANTY

        This Continuing Guaranty (hereinafter called the "Guaranty") is made this 4th day of June, 2002 by AUSTI, INC., a Nevada corporation (hereinafter called "Guarantor") in favor of WYNN LAS VEGAS, LLC, a Nevada limited liability company (hereinafter called "Owner"), with regard to the following:

W I T N E S S E T H:

        WHEREAS, Owner and MARNELL CORRAO ASSOCIATES, INC. a Nevada corporation (hereinafter called "Contractor"), have entered into that certain Agreement for Guaranteed Maximum Price Construction Services dated June 4, 2002 for the construction of Project (as such may be amended, modified or restated from time to time, hereinafter called the "Agreement");

        WHEREAS, Contractor is the wholly-owned subsidiary of Guarantor; and

        WHEREAS, in consideration of Owner's entering into the Agreement with Contractor, and as a condition to any obligations of Owner to Contractor under the Agreement, the Guarantor has agreed, at the request of Contractor, to guarantee unconditionally any and all obligations of the Contractor to Owner as provided herein and Guarantor and Owner acknowledge and agree that without such unconditional guarantee from Guarantor as provided herein, Owner would not have entered into the Agreement;

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor agrees with Owner as follows:

        1.    Guarantor hereby unconditionally and absolutely guarantees the due and punctual performance, payment and observance by Contractor of all Contractor's obligations under the Agreement, for the timely and lien free completion of the Work (as defined in the Agreement) and payment of all costs, expenses, charges and fees, including cost overruns, relating to the foregoing, and the payment of all amounts owing to Owner pursuant to the Agreement. This Guaranty shall take effect on the date hereof as an absolute, irrevocable and continuing Guaranty. Notwithstanding the provisions of this Section 1, Guarantor's guarantee obligations under this Guaranty shall terminate and be of no further legal force and effect upon Final Payment by Owner pursuant to the Agreement.

        2.    If Contractor fails to perform any of its obligations under the Agreement, or commits any breach thereof, Guarantor shall immediately, at its sole cost and expense: (i) take such steps as may be necessary to cause Contractor to perform all Contractor's obligations under the Agreement, or remedy any breach thereof; or (ii) take such steps as may be necessary, itself or through a third party other than Contractor, to perform all of Contractor's obligations under the Agreement, or to remedy any breach thereof.

        3.    If Guarantor fails at any time to perform any obligations under this Guaranty after written demand having been made by Owner, Owner may, without the need to give further notice thereof to Guarantor, perform itself, or have any third party perform, any such obligations and Guarantor shall indemnify Owner from and against any and all losses, damages, costs and expenses which may be incurred by Owner by reason of or in connection with any such failure, including without limitation any and all costs incurred by Owner in so performing or so having performed, such obligations.

        4.    Subject to Section 1 hereof, Guarantor, shall not in any way be released from any of its obligations arising under this Guaranty, nor shall any such obligations be diminished, impaired or reduced by: (i) termination of the Agreement; (ii) alterations to the terms of the Agreement; (iii) forbearance or forgiveness in respect of any matter or thing concerning the Contractor on the part of Owner or Contractor; or (iv) the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, death, or lack of power of Contractor or Guarantor or any other person or entity at any time liable for the performance of all or part of the obligations guaranteed under this Guaranty or any changes in or reorganization of Contractor.

        5.    The rights and remedies of Owner arising under this Guaranty shall operate independently of any rights and remedies Owner may have arising under any other agreement (including without limitation the Agreement) and Owner shall not be required to proceed first or at all against Contractor or any other person before enforcing the terms of the Guaranty.

        6.    Guarantor represents and warrants that: (a) Guarantor has the power and authority to execute, deliver and perform its obligations under this Guaranty, (b) the execution, delivery and performance by Guarantor of this Guaranty do not violate or conflict with, breach, or constitute a default under, or require consent under any agreement or document binding or covering Guarantor or any of its property, (c) this Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, and (d) (i) this Guaranty is not given with actual intent to hinder, delay or defraud any entity to which Guarantor is, or will become on or after the date of this Guaranty, indebted, (ii) Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Guaranty, (iii) Guarantor is not insolvent on the date of this Guaranty and will not become insolvent as a result of giving this Guaranty, and (iv) Guarantor does not intend to incur debts that will be beyond Guarantor's ability to pay as such debts become due.

        7.    In the event Owner brings an action to enforce this Guaranty, Guarantor will reimburse Owner for all expenses incurred by Owner, including, but not limited to, reasonable attorneys' fees and costs.

        8.    All notices, advices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations or denials that may be required or otherwise provided for or contemplated under the terms of this Guaranty for any party to serve upon or give to any other shall, whether or not so stated, be in writing, and if not so in writing shall not be deemed to have been given, and be either personally served, sent by electronic communication, whether by telex, telegram, or telecopying, sent by recognized overnight courier service, or sent with return receipt requested by registered or certified mail with postage prepaid (including registration or certification charges) in a securely enclosed and sealed envelope, to the following addresses:

        To Owner:

Kenn Wynn, President Wynn Design and Development LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Facsimile No. (702) 733-4738 Telephone No. (702) 733-4812
and
Todd Nisbet, Executive Vice President—Project Director Wynn Design and Development LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Facsimile No. (702) 733-4715 Telephone No. (702) 733-4497

        To Guarantor:

James A. Barrett, Jr., Secretary/Treasurer Austi, Inc. 4495 South Polaris Avenue Las Vegas, Nevada 89103 Facsimile No. (702) 739-8521 Telephone No. (702) 703-9413
and
Christopher L. Kaempfer, Esq. Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway Seventh Floor Las Vegas, Nevada 89109 Facsimile No: (702) 796-7181 Telephone No.: (702) 792-7000

          9.      Guarantor makes the following representations and warranties, which shall be continuing representations and warranties until such time as Owner makes Final Payment pursuant to the Agreement:

            a.      All financial statements and data that have been given to Owner by Guarantor with respect to Guarantor (A) are complete and correct in all material respects as of the date given; (B) accurately present in all material respects the financial condition of Guarantor on each date as of which the same have been furnished; and (C) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby.

            b.      There has been no material adverse change in the financial condition of Guarantor since (A) the date of the most recent financial statements given to Owner with respect to Guarantor, or (B) the date of the financial statements given to Owner immediately prior to the date hereof.

            c.      Guarantor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions set forth in any agreement or instrument to which Guarantor is a party, default in which may materially and adversely affect Guarantor's ability to fulfill its obligations hereunder.

            d.      All other reports, papers and written data and information given to Owner by Guarantor with respect to Guarantor are accurate and correct in all material respects and complete insofar as completeness may be necessary to give Owner true and accurate knowledge of the subject matter.

            e.      There is not now pending against or affecting Guarantor, nor to the knowledge of Guarantor is there threatened, any action, suit or proceeding at law or in equity or by or before any administrative agency that, if adversely determined, would materially impair or affect the financial condition of Guarantor.

            f.      Guarantor has filed all federal, state, provincial, county, municipal and other income tax returns required to have been filed by Guarantor and has paid all taxes that have become due pursuant to such returns or pursuant to any assessments received by Guarantor, and Guarantor does not know of any basis for any material additional assessment against Guarantor in respect of such taxes.

            g.      Guarantor shall file all federal, state, provincial, county, municipal and other income tax returns required to be filed by Guarantor and pay before the same become delinquent all taxes that become due pursuant to such returns or pursuant to any assessments received by Guarantor.

            h.      Guarantor shall promptly and faithfully comply with all laws, ordinances, rules, regulations and requirements, both present and future, of every duly constituted governmental authority or agency having jurisdiction that may be enforceable against and applicable to Guarantor.

            i.      Guarantor shall advise Owner in writing of any material adverse change in the business or financial condition of Guarantor and promptly furnish to Owner such information about the financial condition of Guarantor as Owner shall reasonably request.

          10.    Time is of the essence of this Guaranty and all of its provisions.

          11.    This Guaranty is intended as a final expression of this agreement of guaranty and is intended also as a complete and exclusive statement of the terms of this agreement. No course of prior dealings between Guarantor and Owner, no usage of the trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain, contradict or modify the terms and/or provisions of this Guaranty.

          12.    If any term, provision, covenant or condition hereof or any application thereof should be held by a court of competent jurisdiction to be invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not impair, diminish, void, invalidate or affect in any way any other terms, provisions, covenants and conditions hereof or any applications thereof, all of which shall continue in full force and effect.

          13.    This Guaranty shall in all respects be construed and interpreted and shall operate in accordance with the laws of the State of Nevada.

        IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed the day and year first above written.

        GUARANTOR HEREBY ACKNOWLEDGES TO HAVE BEEN GIVEN THE OPPORTUNITY TO READ THIS DOCUMENT CAREFULLY AND TO REVIEW IT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING IT, AND ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE MEANING AND EFFECT OF THIS DOCUMENT BEFORE SIGNING IT.

GUARANTOR:

AUSTI, INC., a Nevada corporation
By:	/s/ James A. Barrett
Its:	Secretary/Treasurer

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  Exhibit 10.12